Exhibit 23.5

Consent of PricewaterhouseCoopers LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of H.J. Heinz Holding Corporation of our report dated March 7, 2014, except for the effects of the change in the composition of the reportable segments in Notes 6, 8 and 9 as to which the date is January 23, 2015, relating to the financial statements and financial statement schedule of H.J. Heinz Company (Predecessor), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

May 18, 2015